As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-190588

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PHILLIPS EDISON – ARC GROCERY CENTER REIT II, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)

11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey S. Edison
Chief Executive Officer
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter M. Fass, Esq. James P. Gerkis, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 (212) 969-3000	Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the
Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☑ Registration No. 333-190588

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer      ☐            Accelerated filer ☐
Non-accelerated filer ☐                Smaller Reporting Company ☑
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-190588) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description

23.1	Consent of Deloitte & Touche LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on March 28, 2014.

PHILLIPS EDISON-ARC GROCERY CENTER REIT II, INC.

By:	/s/ R. MARK ADDY
R. Mark Addy
Co-President and Chief Operating Officer
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 28, 2014
Jeffrey S. Edison

*	Co-President and Chief Investment Officer	March 28, 2014
John B. Bessey

*	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 28, 2014
Devin I. Murphy

/s/ R. MARK ADDY	Co-President and Chief Operating Officer	March 28, 2014
R. Mark Addy

*	Director	March 28, 2014
William M. Kahane

*	Director	March 28, 2014
C. Ann Chao

*	Director	March 28, 2014
David W. Garrison

*	Director	March 28, 2014
Mark D. McDade

*	Director	March 28, 2014
Sridhar Sambamurthy

* By:	/s/ R. Mark Addy
R. Mark Addy
Attorney-in-fact